Exhibit 10(d)

PPL CORPORATION
EXECUTIVE SEVERANCE PLAN

THIS SEVERANCE PLAN, adopted by PPL Corporation, a Pennsylvania corporation, is being established to provide for the payment of severance benefits to certain of its eligible employees in the event of an involuntary termination of employment meeting the conditions described herein.

Section 1. Definitions.  Unless the context clearly indicates otherwise, when used in this Plan:

(a) “Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor statute thereto.

(b) "Affiliate" shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with such Person or any other Person designated by the Committee in which any Person has an interest.

(c) “Base Salary” means Employee’s annual rate of base salary in effect on the date in question.

(d) “Board” means the Board of Directors of PPL Corporation.

(e) "Cause" for termination by the Company of the Employee's employment shall mean the occurrence of any of the following:

(i) the Employee’s engagement in misconduct which is materially injurious to the Company or any of its Affiliates;

(ii) the Employee’s insubordination after clear and lawful direction;

(iii) the Employee’s commission of a felony in the performance of duties to the Company of any of its Affiliates;

(iv) the Employee’s commission of an act or acts constituting any fraud against or embezzlement from the Company or any of its Affiliates;

(v) the Employee’s material breach of any confidentiality or non-competition covenant entered into between the Employee and the Company or any of its Affiliates;

(vi) the Employee’s employment with a competitor while employed by the Company or any of its Affiliates; or

(vii) egregious violation of Company policy resulting in termination.

The determination of the existence of Cause shall be made by the Committee in good faith, which determination shall be conclusive for the purpose of this Plan.

(f) "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto, and the regulations and guidance promulgated thereunder.

(g) “Committee” means the Chief Executive Officer of PPL Corporation and the Vice President of Human Resources & Services of PPL Services Corporation, or such other person or persons designated by the Compensation, Governance and Nominating Committee of the Board (the “Compensation Committee”) from time to time; provided, however, that if any member of the Committee  is directly affected by an exercise of discretion, the Compensation Committee shall act as the Committee with respect to that matter.

(h) “Company" shall mean PPL Corporation and shall include its subsidiaries and any successor to its business and/or assets which assumes and agrees to perform this Plan by operation of law, or otherwise.  For purposes of this Plan, an Employee's employment by (including termination of such employment) and compensation from any subsidiary of the Company shall be deemed employment by and compensation from the Company.

(i) “Eligible Employee” means an Employee whose employment with their Employer is terminated due to a Qualifying Termination; provided, however, that, notwithstanding the foregoing:

(1)  the term “Eligible Employee” shall not include:

(i) any Employee who is eligible to receive in connection with the same Qualifying Termination severance or similar type payments under the provisions of any other severance pay plan of, or any agreement (including but not limited to any employment or severance agreement) with, the Employer or an Affiliate;

(ii) a “specific professional” or part time Employee, of an Employer or any other Employee who is not a regular, full-time Employee (as determined by the Employer in accordance with employment policies and practices established by such Employer);

(iii) any Employee who is not, as of the date immediately prior to his or her termination of employment, being paid on the Employer’s U.S.A. payroll;

(iv) any individual performing services for an Employer who is treated by such Employer as a leased worker or an independent contractor; or

(v) an Employee who is a member of a collective bargaining unit with which an Employer negotiates and with respect to whom no coverage under this Plan has been provided by a collective bargaining agreement; and

(2)  the employment of an Employee shall not be considered to have been “involuntarily terminated” (and therefore will not be deemed to have a Qualifying Termination) in any of the following circumstances:

(i) an Employee whose employment with an Employer is terminated by reason of a transfer to the employ of another Employer or an Affiliate;

(ii) an Employee whose employment with an Employer is terminated by reason of a transfer to the employ of another entity into which the Employer is merged or otherwise consolidated; provided such entity adopts this Plan;

(iii) an Employee whose employment is terminated upon the expiration of a leave of absence by reason of his or her failure to return to work at such time;

(iv) an Employee whose employment with an Employer is terminated in connection with the sale of stock or the sale by such Employer of all or part of its assets if (i) such Employer determines in its sole discretion that either (A) in connection with such sale such Employee was offered employment for a comparable position at a comparable salary, annual bonus opportunity and employee benefits with the purchaser of the Employer’s stock or assets or (B) such Employee voluntarily elected not to participate in the selection process for such employment and (ii) the purchaser adopts this Plan; or

(v) an Employee whose employment is terminated due to death or Total Disability or voluntary termination.

(j) “Employee” means an employee of an Employer who holds one of the position classifications specified in Schedule A annexed hereto or an equivalent position, as determined from time to time for individual positions by the Committee.

(k) “Employer” means the Company and any other Affiliate of the Company which adopts this Plan with the consent of their Board.

(l) “Plan” means this PPL Corporation Executive Severance Plan as in effect from time to time.

(m)“Qualifying Termination” means a termination of an Eligible Employee’s employment by the Employer without Cause.

(n) “Release” means a release to be signed by an Eligible Employee in such form as the Company shall determine, which shall, to the extent permitted by law, waive all claims and actions against the Employers and Affiliates and such other related parties and entities as the Company chooses to include in the release except for claims and actions for benefits provided under the terms of this Plan (which Release is not revoked by the Eligible Employee).

(o) “Total Disability” means the Employee is unable to perform with or without reasonable accommodation in all material respects his or her duties and responsibilities to the Company and its Affiliates, by reason of a physical or mental disability or infirmity, which inability is reasonably expected to be permanent and has continued for a period of 12 consecutive months, as reasonably determined by the Company.

Section 2. Severance Benefits.  Each Eligible Employee who executes a Release prescribed by the Company within 45 days following a Qualifying Termination (and who does not revoke such Release) shall be entitled to the lump sum cash payment and continuing benefits set forth in Schedule A that corresponds to the Eligible Employee’s position classification as of the date of termination.  In addition to the severance benefits described in Schedule A, each Eligible Employee shall be entitled to receive any unpaid Base Salary through the date of such Eligible Employee’s termination, and prompt reimbursement of any unreimbursed expenses properly incurred by such Eligible Employee in accordance with Company policies prior to the date of such Eligible Employee’s termination.  Such Eligible Employee shall also receive such other benefits, if any, to which such Eligible Employee may be entitled pursuant to the terms and conditions of the employee compensation, incentive, equity, benefit or fringe benefit plans, policies or programs of the Company, other than any Company severance policy.

Section 3. Form and Time of Payment.  The cash severance pay benefits payable to an Eligible Employee by his or her Employer under Section 2 shall be paid to such Eligible Employee in a single lump sum less applicable withholdings, except as provided pursuant to Section 4, within 60 days after the Eligible Employee’s date of Qualifying Termination; provided, however, that if such 60-day period begins in one calendar year and ends in a second calendar year, then such severance pay benefits shall not be paid until the second of such two calendar years (regardless of whether the Eligible Employee delivers the Release in the first calendar year or in the second calendar year).

Section 4. Tax and Other Withholding.  Each Employer shall withhold from any amount payable to an Eligible Employee pursuant to this Plan, and shall remit to the appropriate governmental authority or the Company, any income, employment or other tax the Employer is required by applicable law to so withhold and remit on behalf of such Eligible Employee, and  any  amounts owed to the Company.

Section 5. Plan Administration.  This Plan shall be administered by the Committee.  The Committee shall have discretionary and final authority to interpret and implement the provisions of this Plan and to determine eligibility for benefits under the Plan.  The Committee shall perform all of the duties and exercise all of the powers and discretion that the Committee deems necessary or appropriate for the proper administration of this Plan.  Every interpretation, choice, determination or other exercise by the Committee of any power or discretion given either expressly or by implication to it shall be conclusive and binding upon all parties having or claiming to have an interest under this Plan or otherwise directly or indirectly affected by such action, without restriction, however, upon the right of the Committee to reconsider or redetermine such action. The Committee may adopt such rules and regulations for the administration of this Plan as are consistent with the terms hereof, and shall keep adequate records of its proceedings and acts.  The Committee may employ such agents, accountants and legal counsel (who may be agents, accountants and legal counsel for an Employer) as may be appropriate for the administration of the Plan.  All reasonable administration expenses incurred by the Committee in connection with the administration of the Plan shall be paid by the Employer.

Section 6. Claims Procedure.  If any person (hereinafter called the “Claimant”) feels he or she is being denied a benefit to which he or she is entitled under this Plan, such Claimant may file a written claim for said benefit with the Committee.  Within 90 days of the receipt of such claim the Committee shall determine and notify the Claimant as to whether he or she is entitled to such benefit.  Such notification shall be in writing and, if denying the claim for benefit, shall set forth the specific reason or reasons for the denial, make specific reference to the pertinent Plan provisions, and advise the Claimant that he or she may, within 60 days of the receipt of such notice, request in writing to appear before the Committee or its designated representative for a hearing to review such denial.  Any such hearing shall be scheduled at the mutual convenience of the Committee or its designated representative and the Claimant, and at such hearing the Claimant and/or his or her duly authorized representative may examine any relevant documents and present evidence and arguments to support the granting of the benefit being claimed.  The final decision of the Committee with respect to the claim being reviewed shall be made within 60 days following the hearing thereon, and the Committee shall in writing notify the Claimant of its final decision, again specifying the reasons therefor and the pertinent Plan provisions upon which such decision is based.  The final decision of the Committee shall be conclusive and binding upon all parties having or claiming to have an interest in the matter being reviewed.  The Claimant shall have the right to be provided, on request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claim for benefits.  All documents, comments, records, and other information will be considered for review, regardless of whether such information was previously considered or not in the initial denial of a claim.

Section 7. Plan Amendment and Termination.  The Company shall have the right and power at any time and from time to time to amend this Plan, in whole or in part, by written document executed by its duly authorized representative and at any time to terminate this Plan; provided, however, that no such amendment or termination shall reduce the amount of severance pay payable under this Plan to a former Employee whose employment with an Employer terminated prior to the date of such amendment or termination, or defer the date for the payment of such former Employee’s benefit hereunder , without the consent of such former Employee.

Section 8. Nature of Plan and Rights.  This Plan is an unfunded employee welfare benefit plan and no provision of this Plan shall be deemed or construed to create a trust fund of any kind or to grant a property interest of any kind to any Employee or former Employee.  Any payment which becomes due under this Plan to an Eligible Employee shall be made by his or her Employer out of its general assets, and the right of any Eligible Employee to receive a payment hereunder from his or her Employer shall be no greater than the right of any unsecured general creditor of such Employer.

Section 9. No Right to Employment.  Except as expressly provided herein, this Plan shall not interfere in any way with the right of the Company to reduce Employee’s compensation or other benefits or terminate Employee’s employment, with or without Cause.  Any rights that Employee shall have in that regard shall be as set forth in any applicable employment agreement between Employee and the Company.

Section 10. Spendthrift Provision.  No right or interest of an Eligible Employee under this Plan may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such right or interest shall be liable for or subject to any debt, obligation or liability of such Eligible Employee.

Section 11. Applicable Law.  This Plan shall be governed and construed in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and, where not pre-empted by ERISA, the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles thereof.

Section 12. Effectiveness.  This Plan shall be effective as of the date of adoption by the Compensation Committee on July 26, 2012 and shall remain in effect until terminated pursuant to Section 7 of this Plan.

Section 13. Section 409A of the Code.

(a) Although the Employer does not guarantee to an Eligible Employee any particular tax treatment relating to the payments and benefits under this Plan, it is intended that such payments and benefits be exempt from, or comply with, Section 409A of Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Plan shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.  Notwithstanding any provision herein to the contrary, in no event shall the Employer be liable for, or be required to indemnify the Eligible Employee for, any liability of the Eligible Employee for taxes or penalties under Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”.

(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that the foregoing clause (iii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iv) such payments shall be made on or before the last day of the Eligible Employee’s taxable year following the taxable year in which the expense was incurred.

(d) Whenever a payment under this Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Employer.

(e) If under this Plan, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

(f) Notwithstanding anything herein to the contrary, if the Eligible Employee is, as of the date of termination, a “specified employee” for purposes of Treas. Reg. § 1.409A-1(i), then any amount of deferred compensation that is payable to the Eligible Employee hereunder that is neither a short-term deferral within the meaning of Treas. Reg. § 1.409A-1(b)(4) nor within the involuntary separation pay limit under Treas. Reg. § 1.409A-1(b)(9)(iii)(A) will not be paid before the date that is six months after the date of termination, or if earlier, the date of the Eligible Employee’s death.  Any payments to which the Eligible Employee would otherwise be entitled during such non-payment period will be accumulated and paid or otherwise provided to the Eligible Employee on the first day of the seventh month following such date of termination, or if earlier, within 30 days of the Eligible Employee’s death to his or her surviving spouse (or to the Eligible Employee’s estate if the Eligible Employee’s spouse does not survive the Eligible Employee).

IN WITNESS WHEREOF, this Plan has been executed as of this 26th day of July, 2012.

PPL CORPORATION

By:
William H. Spence Chairman, President and Chief Executive Officer

Schedule A

Position Classification Tier 1
Severance Benefits

• Severance pay: 2 years of  Eligible Employee’s Base Salary
• Group benefit continuation:  For Employee and covered family members, a lump sum amount, in cash, equal to the aggregate amount of COBRA premiums otherwise payable by Eligible Employee (based upon the COBRA rate in effect on the date of such termination of employment) for the twenty-four (24) month period immediately following the date of termination (assuming for this purpose that COBRA continuation coverage would have been available for such twenty-four (24) month period).
• Career services:  Outplacement assistance at the level offered to executive level employees for a period of 2 years, up to a maximum in fees of $50,000.

Position Classification Tier 2

• Severance pay:  12 months of Eligible Employee’s Base Salary
• Group benefit continuation:  For Employee and covered family members, a lump sum amount, in cash, equal to the aggregate amount of COBRA premiums otherwise payable by Eligible Employee (based upon the COBRA rate in effect on the date of such termination of employment) for the twelve (12) month period immediately following the date of termination (assuming for this purpose that COBRA continuation coverage would have been available for such twelve (12) month period).
• Career services:  Outplacement assistance at the level offered to executive level employees for a period of 12 months, up to a maximum in fees of $25,000.